UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act 1934

Date of Report (Date of earliest event reported): June 14, 2016

Live Ventures Incorporated

(Exact name of registrant as specified in charter)

Nevada

(State or other jurisdiction of incorporation)

Nevada	001-33937	85-0206668
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 E. Warm Springs Road, Suite 120 Las Vegas, NV		89119
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:	702-939-0231

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 14, 2016, Live Ventures Incorporated (the “Registrant”), through its wholly-owned subsidiary, Marquis Industries Inc. a Georgia corporation (“Marquis”), entered into a Purchase and Sale Agreement, Loan Agreement, Promissory Note, and other transaction documents (the “Agreements”) with STORE Capital Corporation, a publicly traded net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate (“STORE”).

The transaction included a sale-leaseback of land owned by Marquis and a loan secured by the improvements on such land. The total aggregate proceeds received by Marquis from the sale of the property and the loan was approximately $10,000,000. In connection with the transaction, Marquis entered into a lease with a 15 year term commencing on the closing of the transaction, which provides Marquis an option to extend the lease upon the expiration of its term.

The annual aggregate lease and loan payments by Marquis to STORE are approximately $925,000 per annum. The payments are subject to an annual increase.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As disclosed under Item 1.01, the Registrant, through its wholly-owned subsidiary, Marquis, entered into the Agreements with STORE. In connection with the transaction, Marquis entered into a lease with a 15 year term commencing on the closing of the transaction. The annual aggregate lease and loan payments by Marquis to STORE are approximately $925,000 per annum.

Failure to timely make loan payments as required, could result in a default under the Agreement, at which time STORE may be able to accelerate payment of the aggregate principal balance and accrued interest under the loan.

The foregoing description of the Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, a copy of which will be filed with the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVE VENTURES INCORPORATED

By: /s/ Jon Isaac________________
     Name: Jon Isaac
     Title: Chief Executive Officer

Dated: June 21, 2016

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